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                                                                     EXHIBIT 4.5

                             FIRST AMENDMENT TO THE
                        HAYES WHEELS INTERNATIONAL, INC.
                     SAVINGS PLAN FOR REPRESENTED EMPLOYEES
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1993

A. Hayes Wheels International, Inc. (the "Company") maintains the Hayes Wheels International, Inc. Savings Plan For Represented Employees for its eligible employees (the "Plan").

B. The Company desires to amend the Plan to increase the maximum pre-tax contributions that may be made to the Plan by participants who are employed at the Romulus plant, effective as of July 1, 1995.

THEREFORE, pursuant to Section XII of the Plan and in accordance with authority granted by the Board of Directors of the Company on March 29, 1995, the Plan is amended as set forth below effective as of July 1, 1995.

1. Paragraph 5 of Appendix B of the Plan is amended to read as follows:

   5. Deferred Contributions - The allowable Member Contributions pursuant to
Section 3.01 are:

   (a)  Basic Deferred Contributions - None.

   (b) Supplemental Deferred Contributions - On and after July 1, 1995, an integral percentage from one percent (1%) to fifteen percent (15%) of the Member's Compensation as elected by the Member.

2. EXCEPT AS AMENDED, IN THIS FIRST AMENDMENT, THE PLAN REMAINS IN EFFECT.

This First Amendment is signed on May 19, 1995.

                                         HAYES WHEELS INTERNATIONAL, INC.

                                          By  /s/ Larry Karenko
                                              ----------------------------------
                                         Its:  Vice President -- Human Resources

       /s/ Thomas J. Noteman
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